EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE:
----------------------

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

Agency Contact:                Investor Contact:                           Company Contact:
---------------                -----------------                           ----------------
Chad Hill                      Ron Stabiner                                John Moynahan
Hill Communications            The Wall Street Group                       SVP & CFO
(510) 538-8916                 (212) 888-4848                              (703) 631-6925
hillcomm@earthlink.net         rstabiner@thewallstreetgroup.com            investorrel@xybernaut.com
----------------------         --------------------------------            -------------------------

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               XYBERNAUT(R) REPORTS RECORD FOURTH QUARTER REVENUES

    Wearable Computer Revenues Increase 50% From Fourth Quarter of Prior Year


FAIRFAX, VA, FEBRUARY 28, 2002 - XYBERNAUT CORPORATION (NASDAQ: XYBR), the leader in mobile wearable computing and communications, today announced that the Company realized its highest quarterly revenues in the quarter ended December 31, 2001 of $3.2 million, compared with $2.5 million for corresponding period a year ago.

Revenues from the Company's wearable computing and communications systems were $2.0 million for the quarter ended December 31, 2001, the highest results in Xybernaut's history, representing a 50% increase over the $1.3 million for the corresponding period a year ago and a 46% increase from $1.4 million for the quarter ended September 30, 2001. The net loss applicable to holders of common stock for the quarter ended December 31, 2001 was $9.7 million, or $0.17 per share, compared with $7.6 million, or $0.18 per share, for same period in the prior year.

"We are obviously pleased with the record results of the fourth quarter and we believe that these results mark the beginning of growth in the wearable computer market," stated Edward G. Newman, Chairman and CEO of Xybernaut. "The Mobile Assistant(R) IV (MA(R) IV), which launched the market for wearable computers, resulted in over $10 million of revenues over two and a half years, while more than $3 million in revenues have already been realized from the MA V and MA TC since they started shipping in the third quarter of 2001."

"We believe that the strongest evidence of this future growth potential will be demonstrated at the seventh annual International Conference on Wearable Computing, which will be held this year in conjunction with Comdex Chicago 2002, which has made wearable computing a major theme of the show," continued Mr. Newman. "Attendees will hear firsthand about productivity increases and other benefits of wearable computing from speakers and panel participants representing the education, government and commercial markets including IBM, Gartner Group, Bell Canada, Air Canada, Hilton Hotels, GE Power Systems, NTT DoCoMo, Boeing, Mitsubishi Heavy Industries, Ft. Benning Battle Lab and Dupont."

2001 Financial Results, page 2 of 2
-----------------------------------

Total revenues for the year ended December 31, 2001 were $9.8 million, compared to $9.5 million for the prior year. The net loss applicable to holders of common stock for the year ended December 31, 2001 was $32.2 million, or $0.63 per share, compared with $24.2 million, or $0.63 per share, for the prior year.

A conference call to discuss the results of the year will be held at 8:30 am EST on Tuesday, March 5. The call can be accessed via telephone by dialing toll free at 877-260-8896, or 612-288-0340 outside the U.S., and asking for the Xybernaut conference call. After 1:45 p.m. EST on March 5 and until midnight EST on March 6, the call will be available by dialing toll free at 800-475-6701, or 320-365-3844 outside the U.S., using access code 629695. The call will also be available via audio streaming over the Internet by accessing Xybernaut's web site at http://www.xybernaut.com.

ABOUT XYBERNAUT CORPORATION:

Xybernaut Corporation is the leading provider of wearable/mobile computing hardware, software and services, bringing communications and full-function computing power in a hands-free design to people when and where they need it. Headquartered in Fairfax, Virginia, Xybernaut has offices and subsidiaries in Europe (Germany) and Asia (Japan). Visit Xybernaut's web site at www.xybernaut.com.

SUMMARY OF RESULTS
------------------

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                                                Year Ended 12/31                 Three Months Ended 12/31
                                         -------------------------------       ----------------------------

                                                  2001             2000                2001            2000
                                                  ----             ----                ----            ----
Revenues                                    $9,819,993       $9,504,891          $3,206,795      $2,451,178

Net loss applicable to
 Holders of Common Stock:
     Total                               ($32,199,579)    ($24,195,660)        ($9,735,759)    ($7,605,842)
     Per Share                                 ($0.63)          ($0.63)             ($0.17)         ($0.18)

Weighted Average
 Shares Outstanding                        50,827,020       38,592,282          55,909,200      42,427,915

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This press release contains forward-looking statements within the meaning of The
Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the
Company's   products,   general   acceptance  of  the  Company's   products  and
technologies, competitive factors, timing, and other risks described in the Company's SEC reports and filings.

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